Exhibit 10.1

LOAN PURCHASE AGREEMENT

This Loan Purchase Agreement (“Agreement”) is made as of September 25, 2010, by and between SCB Building, LLC, a Florida limited liability company (“Seller”), and Sentinel Capital Partners, LLC, a Florida limited liability company (“Buyer”).

WHEREAS, Seller is the owner and holder of a mortgage described in Exhibit “A”, securing a promissory note in the original amount of $10,950,000.00 (hereinafter referred to as the “Note”).

WHEREAS, Seller is the owner of the Note and various documents relating to the Note, including but not limited to, a mortgage, security agreements, and any UCC filing/liens, renewal notes, future advance notes, commercial loan agreements, assignment of rents, personal guaranties, surveys, lender’s title insurance policy and endorsements, feasibility studies, environmental reports, appraisals, and other documents related to the Note (hereinafter collectively referred to as “Loan Documents”).  The Note and all related Loan Documents shall be collectively referred to as the “Loan.”

WHEREAS, the Seller intends to assign said Loan to Buyer, and Buyer intends to accept such assignment, all upon the terms and provisions more specifically set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants of the parties set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1.             Purchase and Sale of the Loan.

(a)                  Subject to the terms and conditions of this Agreement, on the date of the closing of the transactions contemplated hereby (the “Closing,” which shall occur on the “Closing Date”), Seller agrees to sell, assign, convey or otherwise transfer and deliver to Buyer, and Buyer agrees to purchase and to pay the Purchase Price (as defined herein) for, and to accept and assume, all of Seller’s right, title and interest in and obligations under the Loan as more specifically set forth in Exhibit “A,” attached hereto and made a part hereof, specifically including the right, title and interest in any Loan Documents, including but not limited to the mortgage, note, security agreement, and any UCC filings/liens, renewal notes, future advance notes, commercial loan agreements, assignment of rents, personal guaranties, surveys, lender’s title insurance policies and endorsements thereto, hazard insurance policies (or any other insurance policies that are maintained from time to time on any loans), feasibility studies, environmental reports, appraisals, and any other documents that traditionally accompany the Loan.

2.             Purchase Price; Closing.

(a)                          Purchase Price.  Buyer will pay to Seller at Closing an amount equal to One Million Five Hundred Thousand and 00/100ths U.S. Dollars

($1,500,000.00) (the “Purchase Price”) for the Loan.  The Purchase Price shall be paid in cash, payable as follows:

(i)                                     $150,000.00 upon execution of this Agreement. Said $150,000.00 shall be considered earnest money (“Earnest Money Deposit”), which is refundable to Buyer through the end of the Due Diligence Period set forth below. Upon expiration of the Due Diligence Period as set forth in Paragraph 3 below, the Earnest Money Deposit shall become non-refundable except in the event the sale of the Loan does not close because of a default of Seller under this Agreement or the failure of a required condition to Closing.

(ii)                                  Remaining balance to be paid in cash at Closing sufficient, when combined with the Earnest Money Deposit, to total the Purchase Price.

(b)                         The Closing.  The Closing (“Closing”) shall take place at a mutually agreeable location in Orlando, Florida on or before seven (7) days after the expiration of the Due Diligence Period (as defined below), unless otherwise agreed by the parties (the “Closing Date”).

3.             Due Diligence; Non-Assumption of Contracts or Liabilities. Buyer is not assuming, and shall have no obligations with respect to any obligation or liabilities of Seller except those relating to or arising from the Loan as set forth herein. The Buyer shall be allowed seven (7) days of due diligence (“Due Diligence Period”) beginning on the date on which Buyer receives the last of the due diligence items identified on Exhibit “B” (but only to the extent such items are in the actual possession of Seller), during which it shall complete a legal, financial and business due diligence investigation with regard to the Loan.  In addition to the items on Exhibit “B,” Seller shall cooperate and make available to Buyer all financial and other information and records in the actual possession of the Seller reasonably necessary to assess the condition and the value of the Loan. The Earnest Money Deposit shall be fully refundable to Buyer if written notice of termination is received by Seller on or before 5:00 P.M. of the seventh (7th) day of the Due Diligence Period, by email or facsimile transmission.  The Earnest Money Deposit shall be held by Burt & Burt, P.L. of Orlando, c/o Richard A. Burt, II, Esquire (407) 420-6828 (“Escrow Agent”).

4.             Seller’s Representations and Warranties.  Seller hereby represents and warrants to Buyer to the best of the knowledge of the Seller, as of the date hereof and as of the Closing Date, as follows:

(a)                          Power and Authority.  Seller has full right, power and authority to sell the Loan and to execute, deliver, and perform Seller’s obligations under this Agreement.

(b)                         Execution and Enforceability.  This Agreement and the other documents to be delivered by Seller in connection with the Agreement have been duly and validly executed and delivered by Seller and constitute the valid and binding agreement of Seller, enforceable against Seller in accordance with their terms.

(c)                          Title.  Seller is vested with a full and absolute title to said Loan, which is presently free and clear of all encumbrances, liens, claim, right or demand and Seller is vested with absolute authority to transfer title to the Loan.

(d)                         The initial principal face amount of the Note and Mortgage has been advanced to or on behalf of the mortgagor (hereinafter referred to as “Mortgagor”), and the Mortgagor received consideration for the Note and Mortgage.

(e)                          Mortgagor is presently in default of both its monetary and non-monetary obligations under the Loan.

(f)                            There are no undisclosed agreements between the Mortgagor and the Seller concerning any facts or conditions, whether past, present, or future, which might in any way affect the obligations of the Mortgagor to make timely payments thereon.

(g)                         Seller represents that there are no claims or defenses against Seller based on lender liability.

(h)                         At Closing, Seller will provide a certificate to Buyer identifying the current unpaid principal balance on the Loan and the current unpaid total balance (including any accrued interest, penalties and other funds advanced) as of the Closing Date and shall represent and warrant the accuracy of those figures.

(i)                             The Note, mortgage, UCC’s (if any), Intercreditor Agreement, and borrower payment history provided by Seller are true, correct, undisputed and reflect full, correct and accurate information as to the balance and status thereof, that no credit heretofore has been given to the Mortgagor which was gratuitous or was given for payment made by an employee or agent of the Seller, or has arisen from a renewal granted for the purposes of concealing a delinquency.

(j)                             That the Loan has not been pledged as security or is otherwise encumbered in any way and there Seller has no actual knowledge of any Judgments or pending actions against or relating to the Loan except as set forth herein.

(k)                          Compliance with Laws.  The execution, delivery and performance by Seller of this Agreement does not and will not (i) violate any provision of any law, rule or regulation, order, writ, judgment, injunction, statute, decree, determination or award applicable to Seller or the Loan; (ii) require any consent, approval or notice under (except as previously obtained or made) or result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, loan or credit agreement, license, permit, lease or any other agreement or instrument or obligation to which Seller or the Loan is bound; or (iii) result in, or require the creation or imposition of, any Lien upon or with respect to the Loan.

(l)                             Taxes.  Seller has paid all documentary or intangible taxes on the Loan.

(m)                       Financial Information.  Seller represents that the financial information presented to Buyer with regard to the Loan are true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as updated as of the Closing Date.

(n)                         Absence of Undisclosed Liabilities.  Seller represents that there are no liabilities of the Seller under the Loan that would be the responsibility of the Buyer as a result of this transaction.

(o)                         Litigation, Etc.  Seller has no actual knowledge of any suits or administrative proceedings involving the Seller that would be the responsibility of the Buyer as a result of this transaction.

(p)                         Accurate and Complete Records.  Any documents provided by Seller to Buyer, that were prepared by Seller, are accurate and complete in all respects and do not contain or reflect any material discrepancies.  Seller has not provided any other documents that contain material inaccuracies of which Seller has actual knowledge.

(q)                         No Misleading Statements.  The representations and warranties of the Seller contained in this Agreement do not and will not include any untrue material statements of a fact.

(r)                            That Seller has and will continue to maintain the Loan in accordance with all applicable rules and laws until such time as they are transferred to Buyer under this Agreement.

(s)                          That Seller has not entered into any agreement relating to or affecting the Loan except as previously disclosed to Buyer.

(t)                            All representations and warranties of the Seller contained in this Agreement shall survive Closing.

(u)                         Except as set forth in this Section 4 above , this Agreement and the contemplated assignment of the Loan is made, and as part of the Buyer’s consideration for this Agreement such assignment, is accepted by Buyer on an “as is” basis, with all faults, without any recourse to Seller, and without any express or implied warranties or representations, whether oral or written, past, present or future, by Seller to Buyer as to any matter whatsoever.  Seller shall have no obligation to bring any action or proceeding or otherwise to incur any expense whatsoever with respect to the Loan.  Except as set forth in Section 4, above, Seller has not made and does not hereby make any express or implied representations or warranties whatsoever with respect to the status of the Loan, the validity of the Loan, the condition of the property encumbered by the Loan or the financial condition of any parties obligated relative to the Loan, including, without limitation, any representation or warranty regarding leases, quality of construction, workmanship, merchantability, fitness for any particular purpose or the environmental or structural status or condition of the property encumbered by the Loan or the collectability of the Loan or the ability of any party obligated to make payments or perform other obligations pursuant to the Loan Documents to make such payments or perform such obligations, and Buyer acknowledges that Buyer is entering into this Agreement without relying upon any such statement or representation made by Seller, any agent, employee, or officer of Seller, or by any other person.

5.             Buyer’s Representations and Warranties.  Buyer hereby represents, warrants and covenants to Seller on the date hereof and as of the Closing Date, as follows:

(a)                          Power and Authority.  Buyer has full power, authority, capacity and right to execute, deliver, and perform Buyer’s obligations under this Agreement.

(b)                         Execution and Enforceability.  This Agreement and the other documents to be delivered by Buyer in connection with this Agreement have been duly and validly executed and delivered by Buyer and constitute the valid and binding agreement of Buyer, enforceable against Buyer in accordance with their terms.

(c)                          Buyer has the opportunity under this Agreement to conduct such due diligence review and analysis of the Loan, the property encumbered by the Loan and the parties obligated to pay the amounts due under the Loan as the Buyer deems necessary, proper or appropriate in order to make a complete, informed decision with respect to the purchase and acquisition of the Loan.

(d)                         Buyer acknowledges that the Loan may have limited or no liquidity and Buyer has the financial ability to own the Loan for an indefinite period of time and to bear the economic risk of an outright purchase of the Loan and a total loss of the Purchase Price for the Loan.

(e)                          Buyer covenants, agrees, warrants and represents that, after the Closing Date, Buyer shall not institute any enforcement or legal action or proceeding in the name of Seller, or imply that Seller still owns the Loan or is in anyway involved in such enforcement or legal action.

(f)                            All representations and warranties of the Buyer contained in this Agreement shall survive Closing.

6.             Further Obligations of Seller and the Buyer.  On and after the date hereof:

(a)                          Assignment of Loan.  Seller shall execute an assignment of the Loan to Buyer (in a form substantially similar to Exhibit “D”) on the Closing Date. In addition, Seller shall deliver to Buyer original loan files, including all of the Seller’s Loan Documents.  Seller shall also execute an allonge to the Note (and any renewal or modification notes) from the Loan in a form substantially similar to Exhibit “C”.  Seller shall also execute a ‘goodbye’ letter to the Borrower stating that the loan was assigned, that payments should now be made to Buyer and including Buyer’s contact information.  Seller shall also execute (and/or instruct its counsel to execute) any necessary documents to transfer any rights in any litigation and legal documents connected with the Loan (whether filed or not) to Buyer including, but not limited to, documents prepare by Barrett, Chapman and Ruda, PA..  Seller shall also cooperate, at Buyer’s expense, as necessary to facilitate Buyer’s enforcement of loan in litigation or otherwise including, but not limited to, executing an affidavit of indebtedness for the Loan stating the mortgagor/debtor’s current status with the particularity necessary to file a summary judgment in any litigation on any of the Loan.  This obligation shall survive closing and shall be a continuing obligation as necessary for Buyer to enforce the Loan in a court of competent jurisdiction against the borrower.  Seller shall provide any necessary documents, affidavits or testimony as Buyer reasonably requires post-closing to enforce any rights in the Loan, all at Buyer’s expense.  These obligations shall survive Closing under this Agreement.

(b)                         Confidential Nature and Information.  Seller and Buyer agree that they will treat in confidence the terms and conditions of this Agreement and all documents, materials and other information which they shall have obtained regarding the Purchase Price, the other party and its officers, directors and shareholders during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement, and whether or not the Closing is completed), the investigation provided for herein, and the preparation of this Agreement and other related documents.  The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (ii) is known to the public and did not become so known through any violation of a legal obligation by such party, (iii) became known to the public through no fault of such party, (iv) is later lawfully acquired by such party from other sources or (v) is necessary for Seller to comply with any governmental regulatory obligations.  This obligation shall specifically survive Closing under this Agreement.

(c)                          Further Assurance and Assistance.  After the date hereof and for a period of two years, each party (including its successors and/or assigns) from time to time shall, without further consideration, execute and deliver such further documents and instruments and take such other actions as may be reasonably requested by any other party hereto in order to carry out the assignment of the Loan.

7.             Conditions Precedent to Closing.

(a)                                  The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction of each of the following conditions, unless waived by the Buyer in its sole discretion:

(i)                                     Representations, Warranties and Covenants.  All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if such representations and warranties were made on and as of the Closing Date, and Seller shall have performed all agreements and covenants required hereby to be performed by Seller prior to or as of the Closing Date.

(ii)                                  Consents.  Seller shall have delivered to Buyer sufficient documentation to demonstrate that all necessary consents and authorizations required to sell the Loan have been obtained in accordance with Seller’s operating agreement and/or bylaws.

(iii)                               Due Diligence.  Buyer and its advisors shall complete a due diligence examination as deemed reasonably necessary by Buyer and the results of that investigation will be reasonably satisfactory to Buyer in its sole discretion.

(b)                                 The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction of each of the following conditions, unless waived by the Seller in its sole discretion:

(i)       All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if such representations and warranties were made on and as of the Closing Date, and Buyer shall have performed all agreements and covenants required hereby to be performed by Buyer prior to or as of the Closing Date.

(c)                                  The obligations of both Buyer and Seller to consummate the transaction contemplated hereby are subject to the satisfaction of following and the failure of this condition to be satisfied shall relieve both parties of their obligations to close unless both waive this condition:

(i)       Ouress Investments, LLC (“Ouress”), an affiliate of Seller, has previously made, executed and delivered the following promissory notes (collectively, the “Additional Notes”): (i) promissory note in the original principal amount of $1,449,480.00 given by Ouress to Gary G. Tharp; (ii) promissory note in the original principal amount of $1,250,520.00 given by Ouress to Claude Wolfe; and (iii) promissory note in the original principal amount of $300,000.00 given by Ouress to Eric W. Ludwig.  As part of the Purchase Price hereunder, the Buyer shall be obligated to (i) satisfy all amounts due and owing pursuant to the Additional Notes; (ii) deliver to Seller on the Closing Date the originals of each of the Additional Notes, each of which shall be marked as “Paid In Full” by the holder thereof with the signature of such holder attested to by a notary public; and (iii) deliver original affidavits from the holders of each of the Additional Notes in the form set forth on Exhibit “E” annexed hereto Delivery by Buyer to Seller on the Closing Date each of the Additional Notes, and the affidavits as specified above shall be a condition precedent to consummating the transactions contemplated hereby.

(ii)    Notwithstanding the foregoing, Seller acknowledges that there is a current liability from Ouress to the Additional Note holders of approximately $80,000.00 resulting from funds held back at Seller’s original closing of the sale of the property secured by the Loan.  Seller agrees that it shall be Seller’s obligation to satisfy that obligation with the Additional Note holders prior to or at Closing under this Agreement such that this obligation is not a basis for the failure to satisfy the condition identified in subparagraph (i) above.  Seller acknowledges that this obligation belongs to Seller and is not part of Buyer’s obligations under this Agreement.

In the event that one or more of the foregoing conditions is not fulfilled, the Buyer may, by notice to Seller on or prior to the Closing Date, elect not to consummate the transactions contemplated hereby.

8.             Indemnification.

(a)                                  The Seller shall indemnify and save the Buyer and its respective members, affiliates, successors and assigns and their respective officers, directors, employees, attorneys, contractors, trustees, and agents, (collectively “Buyer Indemnified Persons”) harmless from, against, for and in respect of (and shall defend Buyer as necessary):

(i)                                     Any liabilities or obligations of the Seller (whether absolute, accrued, contingent or otherwise and whether a contractual, tax, tort, or any other type of liability, obligation or claim) not specifically assumed by the Buyer pursuant to this Agreement;

(ii)                                  Any damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by the Buyer Indemnified Persons, or any of them, and arising from the material breach, untruth or inaccuracy of any representation, warranty or any agreement of the Seller contained in or made pursuant to this Agreement (including the Exhibits attached hereto), or any conveyance instrument or in any certificate, instrument or agreement delivered by any of such parties pursuant hereto or thereto or in connection with the transaction contemplated hereby or thereby, or any facts or circumstances constituting any such breach, untruth or inaccuracy;

(iii)                               Any liabilities or obligations for or in respect of claims for brokerage or finders’ fees arising out of this Agreement and the transactions contemplated hereby by any person claiming to have been engaged by the Seller.

(b)                                 The Buyer shall indemnify and save the Seller and its respective members, affiliates, successors and assigns and their respective officers, directors, employees, attorneys, contractors, trustees, and agents, (collectively “Seller Indemnified Persons”) harmless from, against, for and in respect of (and shall defend Seller as necessary):

(i)                                     Any liabilities or obligations of the Buyer (whether absolute, accrued, contingent or otherwise and whether a contractual, tax, tort, or any other type of liability, obligation or claim) specifically assumed by the Buyer pursuant to this Agreement;

(ii)                                  Any damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by the Seller Indemnified Persons, or any of them, and arising from the material breach, of any representation, warranty or any agreement of the Buyer contained in or made pursuant to this Agreement, or any conveyance instrument or in any certificate, instrument or agreement delivered by any of such parties pursuant hereto or thereto or in connection with the transaction contemplated hereby or thereby, or any facts or circumstances constituting any such breach, untruth or inaccuracy;

(iii)                               Any liabilities or obligations for or in respect of claims for brokerage or finders’ fees arising out of this Agreement and the transactions contemplated hereby by any person claiming to have been engaged by the Buyer.

(iv)                              Notwithstanding the foregoing, Buyer’s indemnification obligations shall not include any liabilities that relate to any breach by Seller of its representations and warranties including, but not limited to, any lender liability claims or claims related to Seller’s actions as ‘seller’ of the real property to Borrower under their purchase and sale of the real property in December 2005.

9.             Third-Party Claims.  The obligations and liabilities of the Seller and Buyer hereunder with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

(a)                          The Indemnified Persons shall give prompt written notice to the Seller of any assertion of liability by a third party which might give rise to a claim by the Indemnified Persons against the Indemnifying Persons based on the indemnity agreement contained herein, stating the nature and basis of said assertion and the amount thereof, to the extent known.

(b)                         In the event any action, suit or proceeding is brought against the Indemnified Persons, with respect to which the Indemnifying Persons may have liability under the indemnity agreement contained herein, the action, suit or proceeding shall be defended (including all proceedings on appeal or for review which counsel for the Indemnified shall deem appropriate) by the Indemnifying Persons with counsel approved by the Indemnified Persons upon terms and conditions approved by the Indemnified Persons.  The Indemnified Persons shall be kept fully informed of such action, suit or proceeding at all stages thereof.  The Indemnifying Persons shall make available to the Indemnified Persons and their attorneys and accountants all books and records of the Indemnifying Persons relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

(c)                          The Indemnifying Persons shall not make any settlement of any claims without the written consent of the Indemnified Persons, other than for settlements that call for the mere payment of money.

10.           Remedies Cumulative.  The remedies provided for in Sections 8 and 9 shall be cumulative and shall not preclude assertion by the Indemnified Persons of any other rights or the seeking of any other remedies against the Indemnifying Persons.  These rights shall survive Closing under this Agreement.

11.           Survival of Representations.  The representations and warranties made by the parties in this Agreement shall survive after the Closing Date until the expiration of all applicable statute of limitations.

12.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

13.           Entire Agreement.  This Agreement, and the documents and instruments referred to herein, represent the entire agreement between Buyer and Seller and supersedes any prior understandings, and agreements, between such parties, written or oral. This Agreement shall not be modified or affected by an offer or proposal, oral or written, made by or for any party in connection with the negotiation or entering of the Agreement, which is not contained in this Agreement or any Exhibit hereto.

14.           Amendments and Supplements.  All amendments, modifications, and supplements to this Agreement shall be made by an instrument or instruments in writing signed by each party hereto, and no amendment, modification or supplement to this Agreement shall be effective unless and until made by an instrument or instruments in writing as provided herein.

15.           Notice.  Any notice, request, instruction, correspondence or other document required to be given under this Agreement by any party to another (collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

If to the Buyer, addressed to:

Sentinel Capital Partners, LLC

11 N. Summerlin Avenue

Suite 210

Orlando, Florida 32801

Ph: (407) 420-6828

Fax: (866) 240-7043

If to the Seller or to the Principal, addressed to:

SCB Building, LLC

1612 E. Cape Coral Parkway

Cape Coral, Florida 33904

Ph: (239) 443-1627

Fax: (239) 540-6501

ATTN: Mr. James May, General Counsel and Chief Admin. Officer

Notice given by personal delivery or courier service shall be effective upon actual receipt.  Notice given by mail shall be effective five days after deposit with the United States Postal Service.  Notice given by facsimile transmission shall be confirmed electronically and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if received before the recipient’s normal business hours.  All Notices by facsimile transmission shall be confirmed promptly after transmission in writing by regular mail or personal delivery.  Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

16.           Captions and Other Headings.  The section, subsection, and other headings contained in this Agreement are for convenience only and shall not affect the interpretation or meaning of the Agreement.

17.           Partial Invalidity.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.  This Agreement shall be governed in all respects by Florida law.

18.           Commissions.  Seller has retained Colliers Arnold as its broker and has agreed to pay that entity a commission associated with this transaction.  Buyer hereby warrants and represents to Seller that Buyer has not retained any broker in connection with this transaction.  Each party shall be responsible for any commission or finder’s fee payable by reason of its actions or commitments in connection with this transaction, and shall indemnify the other party hereto with respect thereto, other than those identified herein.

19.           Fees.  Except as otherwise provided herein, each party shall be responsible for its own costs and expenses in negotiating this Agreement and consummating the transaction contemplated hereby. Specifically, Buyer and Seller shall each bear their own expenses in connection with the purchase and sale of the Loan.  Seller shall bear the expense of recording the Assignment of Loan Documents in the applicable county.

20.           Governing Law; Forum.  This Agreement shall be governed by the laws of the State of Florida applicable to contracts made and to be wholly performed in the State of Florida.  The parties irrevocably consent to the jurisdiction of any state court in Orange County, Florida or the federal court in the Middle District of Florida.

21.           Legal Fees.  If any party to this Agreement seeks to enforce such party’s rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the substantially prevailing party including, without limitation, all reasonable attorneys’ fees.

22.           Exclusive Opportunity.  Seller shall not negotiate or enter into discussions with any other party or offer the Loan or any interest therein for sale or long term lease to any other party until the time provided for Closing of this Agreement has expired.

23.           Default.

(a)                                  Seller Default.  If this transaction is unable to close because of the non-fulfillment of any of the conditions precedent to Seller’s obligations, or Seller otherwise breaches its obligations or representations under this Agreement and Closing does not occur, the Buyer shall be entitled to recovery its actual out of pocket due diligence expenses from Seller including, but not limited to, legal fees, and due diligence review time (whether internal or performed by third parties) and shall receive a return of the Earnest Money Deposit.

(b)                                 Buyer Default:  If this transaction is unable to close because of a Buyer breach of its obligations under this Agreement, Seller shall retain the Earnest Money Deposit as its sole and exclusive remedy for any such breach.

(c)                                  The remedies set forth in subsections (a) and (b) above are the exclusive remedies of each parties solely in the event that this transaction does not close.  If this transaction does close, and it is subsequently discovered that either party breaches any continuing obligations under this Agreement, both parties shall have all remedies provided under the law.

(d)                                 EXCEPT FOR AMOUNTS PAYABLE IN CONNECTION WITH CLAIMS SUBJECT TO THE INDEMNIFICATION PROVISIONS OF THIS AGREEMENT NEITHER PARTY WILL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR ANY OTHER SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT EVEN IF THE PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

24.           Time of the Essence.  Time is of the essence for all deadlines in this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

BUYER:	SELLER:

Sentinel Capital Partners, LLC,	SCB Building, LLC,
a Florida limited liability company	a Florida limited liability company

/s/ Steve Parmee	/s/ Steven C. Barre

By: Steve Parmee	By: Steven C. Barre, attorney in fact for James May
Its: Managing Member	Its: Trustee of 1612 E. Cape Coral Parkway Land Trust, sole member of SCB Building, LLC

Exhibit “A”

“Loan”

The loan between SCB Building, LLC, as lender, and 250 North Orange Avenue, LLC as borrower, evidenced by the promissory note dated November 1, 2005, as amended on January 4, 2006, between the parties, the mortgage and security agreement dated November 2, 2005 and recorded in the public records of Orange County, Florida at Book 08288, Page 3915, between the parties, and securing the note against real property located at 250 N. Orange Avenue, Orlando, Florida 32801, the Intercreditor Agreement between Seller and Old Southern Bank dated November 13, 2006 and all documents  related to the loan.

Exhibit “B”

“Due Diligence Items”

With respect to the Loan:

Any Loan Documents

Any financial or related data on the borrower

Borrower’s bank reconciliations for the past six months.

Most recent title policy (and copies of all title exceptions) and survey.

Copies of all documentation evidencing or providing security for the loan.

With respect to the collateral securing the Loan (the “Real Property”):

A current rent roll and copies of all leases currently affecting the Real Property

Copies of all contracts and agreements, including all franchise agreements, purchasing agreements, maintenance contracts, union contracts, other labor agreements and insurance policies.

Copies of all operating licenses.

Copies of all common area agreements for the surrounding grounds and use agreements.

Copies of all available engineering reports and reports on toxic materials to include hazardous waste, asbestos and PCBs.  Copies of all available ADA surveys and reports.

Copies of all available reports related to the physical condition of the Real Property including, but not limited to, the heating, ventilation and air conditioning; plumbing; electrical; energy; life-safety and support systems; and elevator, escalator and structural systems.

Evidence of compliance with all applicable building codes, zoning and subdivision laws and occupancy permits.

All plans, specifications, permits and certificates of occupancy.

Listing of all capital expenditures and improvements made to the Real Property during the last five years including date of expenditures and cost.

All books, files, financial statements, independent audits, group sales and reservation reports and records relating to the operation of the Real Property including, but not limited to:

Operating and capital budgets.

Monthly financial statements for 2008 thru 2010 with comparisons of actual to budget to prior year results on a monthly and year-end basis.

Projected year-end operating results (shown monthly and year-end) for the current calendar year.

Schedule of any security deposits, advance deposits, prepaid rent, gift certificates, tenant security deposits and unearned income as of the most recent month-end.

Copies of the utility bills relating to the Real Property from January 2008 through present.

Copies of the tax bills relating to the Real Property from January, 2008 through present and a description of any property tax abatement proceedings in progress.

Summary of crime and accident reports for the most recent twelve-month period.

Correspondence from any governmental authority regarding legal compliance.

Ground Lease and cross easement agreements, if applicable.

EXHIBIT “C”

ALLONGE

Allonge to promissory note dated                         , as revised on                           , from 250 North Orange Avenue, LLC, to SCB Building, LLC in the original principal amount of $                              : Pay to the order of                                 , without recourse, representation or warranty.

SCB BUILDING, LLC,
a Florida limited liability company

By:
Print name:
Title:

EXHIBIT “D”

ASSIGNMENT OF MORTGAGE AND OTHER LOAN DOCUMENTS

KNOW ALL PERSONS BY THESE PRESENTS:  That SCB Building, LLC, a Florida limited liability company, in consideration of the sum of TEN AND NO/100 ($10.00) DOLLARS, and other valuable consideration received from or on behalf of Sentinel Capital Partners, LLC (“Assignee”), at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, does hereby grant, bargain, sell, assign, transfer and set over unto Assignee all of SCB Building, LLC’s right, title and interest in and to the mortgage dated                   , made by                              in favor of SCB Building, LLC and recorded in Official Records Book       , Page          of the Public Records of Orange County, Florida, as modified by the Notice of Future Advance and Mortgage Modification Agreement recorded in Official Records Book         , Page          of the Public Records of          County, Florida, and as modified by the Second Notice of Future Advance and Mortgage Modification record in Official Records Book       , Page          of the Public Records of            County, Florida.  This assignment includes any and all collateral assignments of rents, leases and profits, together with any and all other loan documents, title policies and casualty insurance policies. (“Loan Documents”)

TO HAVE AND TO HOLD the same unto Assignee and its legal representatives, successors and assigns forever.

[Signatures to appear on following page]

IN WITNESS WHEREOF, party of the first part has set its hand and seal this        day of                 , 2010.

Signed, sealed and delivered in our presence:	SCB BUILDING, LLC, a Florida limited liability company

Print name:	By:
Print name:
Title:

Print name:

STATE OF FLORIDA )
: ss.
COUNTY OF ORANGE )

The foregoing instrument was acknowledged before me this       day of                    , 2010, by                                       , as                                      of SCB Building, LLC, who is personally known to me or who has produced (type of identification) as identification and who did not take an oath.

Signature of person taking acknowledgment

Name of acknowledger typed, printed or stamped

Notary Public
Title or rank

EXHIBIT “E”

FORM OF AFFIDAVIT BY HOLDERS OF ADDITIONAL NOTES

[see attached]

AFFIDAVIT

STATE OF FLORIDA

COUNTY OF

Before me, the undersigned authority, personally appeared                                                                   , who, being first duly sworn, deposes and says that, to the best of Affiant’s knowledge and belief:

1.             Affiant is the owner and holder of that certain promissory note dated                                given to Affiant by Ouress Investments, LLC, a Florida limited liability company in the original principal amount of $                                            (the “Note”).

(a)

2.             Affiant has sole and exclusive possession of the Note.  Affiant has not alienated, pledged, hypothecated or collaterally assigned the Note.

3.             There are no matters pending against Affiant that could give rise to a lien that would attach to the Note or cause a loss of title or impair the title to the Note and Affiant has not and will not execute any instrument that would adversely affect the title or interest of Affiant in and to the Note.

4.             The representations embraced herein are made to induce Sentinel Capital Partners, LLC, a Florida limited liability company to purchase the Note and to induce SCB Building, LLC, a Florida limited liability company to sell other debt instruments to Sentinel Capital Partners, LLC in an integrated transaction.

(SEAL)

Sworn to and subscribed before me this          day of                         , 2010, by                                                   .

Notary Public
Print Name:

My Commission Expires:

Personally Known              (OR) Produced Identification

Type of identification produced